Exhibit 21
LSI CORPORATION SUBSIDIARIES

Entity Name	State/Country of Formation
LSI (Spain) Technology Development S.L	Spain
LSI (Thai) Ltd.	Thailand
LSI Asia Pacific Corporation	Delaware
LSI China Technology (Shanghai) Co. Ltd.	China
LSI China Trading (Shanghai) Co. Ltd.	China
LSI Corporation of Canada, Company	Canada
LSI Holdings Corporation	Delaware
LSI International LLC	Delaware
LSI Investments Pte. Ltd.	Singapore
LSI Israel Ltd.	Israel
LSI Logic AB	Sweden
LSI Logic Asia, Inc.	Delaware
LSI Logic Europe Limited	United Kingdom
LSI Logic GmbH	Germany
LSI Logic HK Holdings	Cayman Islands
LSI Logic Hong Kong Ltd.	Hong Kong
LSI Logic Hungary LLC	Hungary
LSI Logic International Services, Inc.	California
LSI Logic K.K.	Japan
LSI Logic Malta Ltd.	Malta
LSI Logic Netherlands B.V.	Netherlands
LSI Logic s.r.l.	Italy
LSI Logic SAS	France
LSI Logic Singapore Ltd.	Singapore
LSI Logic Storage Systems Europe Holdings Ltd.	Ireland
LSI Management Services Corporation	Delaware
LSI Research (India) Private Limited	India
LSI Research & Development Pune Private Ltd.	India
LSI Research International LLC	Russia
LSI Storage Cyprus Limited	Cyprus
LSI Storage Ireland Limited	Ireland
LSI Technologies India Private Ltd.	India
LSI Technologies Israel Ltd.	Israel
LSI Technology (Beijing) Company Ltd.	China
LSI Technology (Ireland) Design Ltd	Ireland
LSI Technology (Ireland) Limited	Ireland
LSI Technology (Singapore) Pte. Ltd.	Singapore
LSI Technology Investments S.L	Spain
LSI Technology Limited	United Kingdom
Metta Technology (Mauritius)	Mauritius
Silicon Manufacturing Partners Pte Ltd. (SMP)*	Singapore
SubLSI (Korea) Co., Ltd.	Korea
Velio Communications International Inc.	Cayman Islands
Agere Systems American Parkway LP	Delaware
Agere Systems Inc.	Delaware

Entity Name	State/Country of Formation
Agere Systems LVCC LLC	Delaware
Agere Systems Nederland B.V.	Netherlands

*	51% LSI Technology (Singapore) Pte Ltd.; 49% GLOBALFOUNDRIES.